Exhibit 99.1

Leaf Group Ltd. Reports Fourth Quarter and Fiscal 2016 Results

•	Leaf Group Properties Reach More Than 47 Million Average Monthly Unique Visitors in the U.S. during Q4
•	Q4 and 2016 Marketplaces Revenue Grows 23% and 27% Year-over-Year, Respectively
•	Q4 and 2016 Livestrong.com Revenue Grows 20% and 9% Year-over-Year, Respectively
•	Total Q4 and 2016 Revenue of $34.0 Million and $113.5 Million, Respectively

SANTA MONICA, CA – February 23, 2017 – Leaf Group Ltd. (NYSE: LFGR), a diversified Internet company comprised of several marketplace and media properties, today reported financial results for the fourth quarter and fiscal year ended December 31, 2016.

“Q4 marks our second consecutive quarter of revenue growth – up a solid 9% year-over-year on a pro forma basis,” said Sean Moriarty, CEO of Leaf Group. “With continued growth in our Marketplaces business, strong growth for Livestrong.com and renewed growth in our other Media properties, we are very optimistic about 2017.”

Financial Summary
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Marketplaces revenue	$22.6	$18.4	$66.2	$52.2
Media revenue	11.4	16.1	47.3	73.8
Total revenue	$34.0	$34.5	$113.5	$126.0

Net loss	$(6.2)	$(8.5)	$(2.0)	$(43.5)
EPS - basic and diluted	$(0.31)	$(0.42)	$(0.10)	$(2.18)
Adjusted EBITDA(1)	$(2.6)	$(0.9)	$(15.0)	$(6.8)

Net cash provided by (used in) operating activities	$0.4	$1.3	$(13.1)	$(8.4)
Free cash flow(1)	$(0.4)	$0.7	$(16.1)	$(10.1)

(1)	These non-GAAP financial measures are described below and reconciled to their most directly comparable GAAP measures in the accompanying tables.

Q4 2016 Financial Summary:

Leaf Group is comprised of two service offerings: Marketplaces and Media.

“In 2016 we optimized infrastructure and corporate overhead expenses, while also improving unit economics at the business unit level,” said Rachel Glaser, Leaf Group’s CFO. “As we enter 2017, we remain focused on balancing our resource and investment needs to grow topline revenue against our long-term commitment to reach profitability.”

For the fourth quarter of 2016:

•

Total revenue declined 1% year-over-year due to a 30% decline in Media revenue partially offset by a 23% increase in Marketplaces revenue. On a pro forma basis eliminating the impact of the dispositions of the Cracked business and certain other non-strategic properties, total revenue increased 9% year-over-year.

•	Marketplaces revenue grew 23% year-over-year driven primarily by increased traffic, new product introductions and higher conversion rates.
•

Media revenue declined 30% year-over-year driven primarily by the divestitures of certain online properties including Cracked, traffic declines on eHow and lower ad monetization yields. On a pro forma basis eliminating the impact of the dispositions of the Cracked business and certain other non-strategic properties, Media revenue declined 12% year-over-year.

•

Adjusted EBITDA was $(2.6) million for the quarter, primarily reflecting the decline in higher margin Media advertising revenue, partially offset by growth in Marketplaces and managed reductions in operating expenses other than product and marketing costs.

•

Cash and cash equivalents was $50.9 million at period end with no debt outstanding. During Q4,  the company used $1.4 million to repurchase approximately 226,000 shares of its common stock at an average price of $5.98 per share. As of December 31, 2016, approximately $14.4 million of authorized funds remained available for share repurchases under the company’s stock repurchase plan.

Business Highlights:

•

On a consolidated basis, Leaf Group’s properties reached more than 47 million average monthly unique visitors in the U.S. during Q4, including more than 26 million average monthly mobile visitors (source: Oct – Dec 2016 U.S. comScore). On a yearly basis, mobile visitors to our properties increased 20% in 2016 as compared to 2015 (source: US comScore).

•

Society6 revenue grew 20% year-over-year in Q4 driven by total transactions growth of 28%. Society6 revenue for “Cyber Weekend” (Thanksgiving through Cyber Monday) increased 30% year-over-year, and four new products were introduced during the quarter.

•

Saatchi Art grew revenue, traffic and gross transaction value on both a quarter-over-quarter and year-over-year basis in Q4, with Q4 revenue increasing 28% year-over-year. Both new customers and repeat customers grew more than 30% year-over-year during Q4.

•

The shifts in strategy made to the Media business over the last few quarters continued to produce positive results during Q4. Livestrong.com revenue grew 20% in Q4 on a year-over-year basis, driven primarily by visits increasing 18%. The eHow sites, consisting of eHow, Cuteness, Techwalla, Sapling and LEAFtv, saw both revenue and traffic increase quarter-over-quarter on a combined basis.

•

In recognition of its corporate transformation, Leaf Group’s CEO Sean Moriarty, CFO Rachel Glaser, and members of the Board of Directors and executive leadership will represent the company for the ringing of The Opening Bell® at the New York Stock Exchange on Monday, February 27, 2017.

Operating Metrics:

	Three months ended				Year ended
	December 31,				December 31,
	2016	2015	% Change		2016	2015	% Change
Marketplaces Metrics:(1)
Number of Transactions(2)	454,581	355,294	28%		1,182,873	925,111	28%
Average Revenue per Transaction(3)	$48.55	$51.61	(6)%		$55.37	$56.38	(2)%

Media Metrics:(4)
Visits(5) (in thousands)	647,324	753,111	(14)%		2,729,990	3,374,385	(19)%
Revenue per Visit (RPV)(6)	$17.57	$21.44	(18)%		$17.33	$21.87	(21)%
Video Views(7) (in thousands)	136,023	125,797	8%		638,277	N/A (8)	N/A	(8)

Social Metrics (in thousands):
Social Media Followers(9) - Marketplaces	2,057	N/A (10)	N/A	(10)	2,057	N/A (10)	N/A	(10)
Social Media Followers(9) - Media	12,339	N/A (10)	N/A	(10)	12,339	N/A (10)	N/A	(10)

(1)	Marketplaces Metrics do not include revenue or transactions related to The Other Art Fair business.
(2)	Number of transactions is defined as the total number of Marketplaces transactions successfully completed online by a customer during the applicable period.
(3)	Average revenue per transaction is calculated by dividing Marketplaces revenue for a period by the number of transactions initiated in that period.
(4)	Media Metrics include visits and revenue generated by Cracked.com and other non-core media properties prior to their respective disposition dates and are not adjusted to be shown on a pro forma basis.
(5)

Visits are defined as the total number of times users access the company’s content across (a) one of its owned and operated online properties and/or (b) one of its partners’ online properties, to the extent that the visited partner web pages are hosted by the company. In each case, breaks of access of at least 30 minutes constitute a unique visit.

(6)	RPV is defined as Media revenue per one thousand visits.
(7)

Video Views are defined as the total number of views of all of the company’s Media videos on Facebook and YouTube, or on Leaf Group properties or third party sites via YouTube or any other embedded video player, during the applicable period. The company includes in this metric (i) views of videos published by any of the company’s Media properties, including Livestrong.com, eHow, category-specific sites and international sites; and (ii) videos viewed on multiple YouTube channels affiliated with certain properties.

(8)	Video Views for the year ended December 31, 2015 are not available because the company did not start formally tracking this metric for all properties until the third quarter of 2015.
(9)

Social Media Followers are defined as the sum of all Facebook, Pinterest, Instagram and Twitter followers, as well as all YouTube subscribers, across Leaf Group's Marketplaces or Media properties, as applicable, as of the last day of the relevant period. Social Media Followers includes subscribers for multiple YouTube channels affiliated with certain Leaf Group properties. Individuals are counted more than once if they follow multiple properties or the same property on multiple platforms, or if they subscribe to multiple YouTube channels.

(10)

The company did not track Social Media Followers across all platforms prior to the third quarter of 2016. As of December 31, 2015, the company’s Marketplaces properties had 0.8 million total Social Media Followers on Facebook and YouTube and the company’s Media properties had 10.3 million total Social Media Followers on Facebook and YouTube.

Conference Call and Webcast Information

Leaf Group will host a corresponding conference call and live webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To access the conference call, dial 877-201-0168 (U.S./CAN) or 647-788-4901 (International) and reference conference ID 57504550. To participate on the live call, analysts should dial-in at least 10 minutes prior to the commencement of the call. A live webcast also will be available on the Investor Relations section of Leaf Group’s corporate website at http://ir.leafgroup.com and via replay beginning approximately two hours after the completion of the call.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Leaf Group uses certain non-GAAP financial measures, as described below. These non-GAAP financial measures are presented to enhance the user’s overall understanding of Leaf Group’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures presented in this release, together with the GAAP financial results, are the primary measures used by the company’s management and board of directors to understand and evaluate the company’s financial performance and operating trends, including period-to-period comparisons, because they exclude certain expenses and gains that management believes are not indicative of the company’s core operating results. Management also uses these measures to prepare and update the company’s short and long term financial and operational plans, to evaluate investment decisions, and in its discussions with investors, commercial bankers, equity research analysts and other users of the company’s financial statements. Accordingly, the company believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company’s operating results in the same manner as management and in comparing operating results across periods and to those of Leaf Group’s peer companies.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the company’s operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures in the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. In addition to the non-GAAP financial measures presented in this press release, the company is also providing certain pro forma financial information to reflect the dispositions of the Cracked business and certain other non-strategic properties. Investors and others are encouraged to review the company’s financial information in its entirety and not rely on a single financial measure.

The company defines Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as net income (loss) excluding interest (income) expense, income tax expense (benefit), and certain other non-cash or non-recurring items impacting net income (loss) from time to time, principally comprised of depreciation and amortization, stock-based compensation and acquisition, disposition and realignment costs. Management believes that the exclusion of certain expenses and gains in calculating Adjusted EBITDA provides a useful measure for period-to-period comparisons of the company’s underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate the company’s businesses and reflects its ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amount of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions.

The company defines Free Cash Flow as net cash provided by (used in) operating activities net of cash outflows from acquisition, disposition and realignment activities; capital expenditures to acquire property and equipment; and purchases of intangible assets. Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the company’s ability to generate cash flow for a variety of strategic opportunities, including reinvesting in the business, pursuing new business opportunities and potential acquisitions, paying dividends and repurchasing shares.

About Leaf Group

Leaf Group Ltd. (NYSE: LFGR) is a diversified Internet company that builds platforms across its marketplace (Society6 and Saatchi Art) and media (Livestrong.com and eHow) properties to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. In addition, Leaf Group’s diverse advertising offerings help brands and publishers find innovative ways to engage with their customers. For more information about Leaf Group, visit www.leafgroup.com.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements set forth in this press release include statements regarding our expectations for 2017. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. These forward-looking statements involve risks and uncertainties regarding the company’s future financial performance, and are based on current expectations, estimates and projections about the company’s industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Potential risks and uncertainties that could affect the company’s operating and financial results are described in Leaf Group’s annual report on Form 10-K for the fiscal year ending December 31, 2016 filed with the Securities and Exchange Commission (http://www.sec.gov) on February 23, 2017, as such risks and uncertainties are updated in Leaf Group’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties include, among others: the company’s ability to successfully drive traffic to its media and marketplace properties; the company’s ability to attract new customers to its marketplaces and successfully grow its marketplaces business; the impact of increasing mobile usage on the company’s marketplaces business;  changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google, Bing and Yahoo!;  the effects of shifting consumption of media content and online shopping from desktop to mobile devices and/or social media platforms; the potential impact on advertising revenue of lower ad unit rates, a reduction in online advertising spending, a loss of advertisers, lower advertising yields and/or increased availability of ad blocking software, particularly on mobile devices; the impact of certain changes made to the business model for the company’s media properties; the company’s dependence on material agreements with a specific business partner for a significant portion of its revenue; the company’s ability to successfully expand its current lines of business and grow new lines of business; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; and the company’s ability to retain key personnel. From time to time, the company may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. The company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

# # #

(Tables Follow)

Investor and Media Contact:
Jeff Misthal SVP, Finance (310) 656-6253 IR@leafgroup.com Shawn Milne Investor Relations (415) 264-3419 shawn.milne@leafgroup.com

Leaf Group Ltd. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue:
Service revenue	$13,266	$17,207	$52,889	$77,254
Product revenue	20,723	17,279	60,563	48,715
Total revenue	33,989	34,486	113,452	125,969
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2)(3)	5,547	8,185	25,434	37,481
Product costs	15,493	12,529	42,081	33,769
Sales and marketing(1)(2)(3)	7,044	5,698	26,654	21,041
Product development(1)(2)(3)	4,350	5,772	19,964	26,315
General and administrative(1)(2)(3)	7,254	7,587	30,704	35,428
Amortization of intangible assets	1,654	3,329	10,900	18,706
Total operating expenses	41,342	43,100	155,737	172,740
Loss from operations	(7,353)	(8,614)	(42,285)	(46,771)
Interest income	36	2	96	361
Interest expense	(2)	—	(4)	(143)
Other income (expense), net	1,041	83	40,172	3,107
Loss before income taxes	(6,278)	(8,529)	(2,021)	(43,446)
Income tax benefit (expense)	58	(10)	10	(55)
Net loss	$(6,220)	$(8,539)	$(2,011)	$(43,501)

Net loss per share	$(0.31)	$(0.42)	$(0.10)	$(2.18)

Weighted average number of shares - basic and diluted	19,773	20,114	20,152	19,938
__________________

(1) Depreciation expense included in the above line items:
Service costs	$632	$1,301	$3,563	$5,965
Sales and marketing	11	14	49	67
Product development	33	47	138	200
General and administrative	725	828	3,440	4,946
Total depreciation	$1,401	$2,190	$7,190	$11,178

(2) Stock-based compensation included in the above line items(3):
Service costs	$120	$278	$1,174	$1,084
Sales and marketing	139	180	725	691
Product development	296	615	1,502	2,192
General and administrative	1,106	806	4,378	3,595
Total stock-based compensation	$1,661	$1,879	$7,779	$7,562

(3) Certain prior period amounts relating to personnel costs (including stock-based compensation) have been reclassified to conform to the current period presentation, resulting in the following changes in our consolidated statements of operations for the three and twelve month periods ended December 31, 2015, respectively: (i) decreases of $0.6 million and $2.9 million in general and administrative expense; (ii) increases of $0.4 million and $2.0 million in product development expense; and (iii) increases of $0.2 million and $0.7 million in sales and marketing expense; as well as an increase of $0.2 million in service costs for the twelve month period ended December 31, 2015.

Leaf Group Ltd. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$50,864	$38,570
Accounts receivable, net	6,849	10,469
Prepaid expenses and other current assets	8,139	4,989
Total current assets	65,852	54,028
Property and equipment, net	11,503	14,568
Intangible assets, net	11,273	21,332
Goodwill	11,167	10,358
Other assets	1,457	1,173
Total assets	$101,252	$101,459

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,451	$1,973
Accrued expenses and other current liabilities	15,017	15,169
Deferred revenue	2,180	2,933
Total current liabilities	19,648	20,075
Deferred tax liability	108	551
Other liabilities	1,746	1,713
Total liabilities	21,502	22,339
Commitments and contingencies
Stockholders’ equity
Common stock	2	2
Additional paid-in capital	513,139	505,603
Treasury stock	(35,641)	(30,767)
Accumulated other comprehensive loss	(112)	(91)
Accumulated deficit	(397,638)	(395,627)
Total stockholders’ equity	79,750	79,120
Total liabilities and stockholders’ equity	$101,252	$101,459

Leaf Group Ltd. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities
Net (loss) income	$(6,220)	$(8,539)	$(2,011)	$(43,501)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,055	5,520	18,090	29,884
Deferred income taxes	(12)	—	(45)	—
Stock-based compensation	1,661	1,879	7,779	7,562
Gain on disposal of businesses and online properties	(1,081)	(51)	(40,230)	(3,156)
Other	101	(29)	111	(105)
Change in operating assets and liabilities, net of effect of acquisitions and disposals:
Accounts receivable, net	271	(872)	3,502	3,840
Prepaid expenses and other current assets	418	367	238	917
Other long-term assets	(419)	9	(371)	(131)
Accounts payable	901	778	529	(2,794)
Accrued expenses and other liabilities	2,564	2,190	(166)	(1,177)
Deferred revenue	(854)	59	(519)	223
Net cash provided by (used in) operating activities	385	1,311	(13,093)	(8,438)
Cash flows from investing activities
Purchases of property and equipment	(839)	(1,142)	(4,582)	(4,732)
Purchases of intangible assets	(27)	(23)	(147)	(87)
Cash received from disposal of businesses and online properties, net of cash disposed	715	305	36,815	5,071
Cash received from early repayment of promissory note	—	—	—	5,100
Cash received from disposition holdback	—	—	—	998
Cash paid for acquisitions, net of cash acquired	—	—	(1,413)	(58)
Restricted deposits	—	—	136	671
Other	20	50	98	126
Net cash (used in) provided by investing activities	(131)	(810)	30,907	7,089
Cash flows from financing activities
Proceeds from exercises of stock options and purchases under ESPP	353	249	579	464
Repurchases of common stock	(1,359)	—	(4,874)	—
Taxes paid on net share settlements of restricted stock units	(114)	(105)	(1,246)	(668)
Cash paid for acquisition holdback	—	—	—	(7,561)
Other	(17)	—	(32)	(121)
Net cash (used in) provided by financing activities	(1,137)	144	(5,573)	(7,886)
Effect of foreign currency on cash and cash equivalents	55	(17)	53	(15)
Change in cash and cash equivalents	(828)	628	12,294	(9,250)
Cash and cash equivalents, beginning of period	51,692	37,942	38,570	47,820
Cash and cash equivalents, end of period	$50,864	$38,570	$50,864	$38,570

Leaf Group Ltd. and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA:
Net (loss) income	$(6,220)	$(8,539)	$(2,011)	$(43,501)
Add (deduct):
Income tax (benefit) expense	(58)	10	(10)	55
Interest (income) expense, net	(34)	(2)	(92)	(218)
Other (income) expense, net(1)	(1,041)	(83)	(40,172)	(3,107)
Depreciation and amortization(2)	3,055	5,520	18,090	29,884
Stock-based compensation(3)	1,661	1,879	7,779	7,562
Acquisition, disposition and realignment costs(4)	—	326	1,396	2,488
Adjusted EBITDA	$(2,637)	$(889)	$(15,020)	$(6,837)

Free Cash Flow:
Net cash provided by (used in) operating activities	$385	$1,311	$(13,093)	$(8,438)
Purchases of property and equipment	(839)	(1,142)	(4,582)	(4,732)
Purchases of intangible assets	(27)	(23)	(147)	(87)
Acquisition, disposition and realignment cash flows(4)	36	520	1,740	3,138
Free Cash Flow	$(445)	$666	$(16,082)	$(10,119)

(1) Primarily consists of income from the disposition of certain businesses, including Cracked, and online properties.

(2) Represents depreciation expense of the company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets as included in the company’s GAAP results of operations.

(3) Represents the fair value of stock-based awards granted to employees, as included in the company’s GAAP results of operations.

(4) Represents such items, when applicable, as (a) legal, accounting and other professional fees directly attributable to acquisition, disposition or corporate realignment activities and (b) employee severance and other payments attributable to acquisition, disposition or corporate realignment activities.

Leaf Group Ltd. and Subsidiaries

Reconciliations of Pro Forma Financial Measures

(In thousands)

	Three months ended December 31, 2016			Year ended December 31, 2016
	Revenue	Pro Forma Adjustments(1)	Pro Forma Revenue	Revenue	Pro Forma Adjustments(1)	Pro Forma Revenue
Revenue - Pro Forma:
Marketplaces	$22,618	$—	$22,618	$66,139	$—	$66,139
Media	11,371	(106)	11,265	47,313	(2,765)	44,548
Total Revenue	$33,989	$(106)	$33,883	$113,452	$(2,765)	$110,687

	Three months ended December 31, 2015			Year ended December 31, 2015
	Revenue	Pro Forma Adjustments(1)	Pro Forma Revenue	Revenue	Pro Forma Adjustments(1)	Pro Forma Revenue
Marketplaces	$18,339	$—	$18,339	$52,155	$—	$52,155
Media	16,147	(3,300)	12,847	73,814	(15,253)	58,561
Total Revenue	$34,486	$(3,300)	$31,186	$125,969	$(15,253)	$110,716

(1) Represents revenue associated with the divested Cracked business and certain other divested non-strategic properties.

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Adjusted EBITDA - Pro Forma:
Net (loss) income	$(6,220)	$(8,539)	$(2,011)	$(43,501)
Add (deduct):
Income tax (benefit) expense	(58)	10	(10)	55
Interest (income) expense, net	(34)	(2)	(92)	(218)
Other expense (income), net(1)	(1,041)	(83)	(40,172)	(3,107)
Depreciation and amortization(2)	3,055	5,520	18,090	29,884
Stock-based compensation(3)	1,661	1,879	7,779	7,562
Acquisition, disposition and realignment costs(4)	—	326	1,396	2,488
Adjusted EBITDA	$(2,637)	$(889)	$(15,020)	$(6,837)
Loss (income) from disposed businesses and online properties(5)	1	(812)	974	(5,198)
Adjusted EBITDA - Pro Forma	$(2,636)	$(1,701)	$(14,046)	$(12,035)

(1) Primarily consists of income from the disposition of certain businesses, including Cracked, and online properties.

(2) Represents depreciation expense of the company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets as included in the company’s GAAP results of operations.

(3) Represents the fair value of stock-based awards granted to employees, as included in the company’s GAAP results of operations.

(4) Represents such items, when applicable, as (a) legal, accounting and other professional fees directly attributable to acquisition, disposition or corporate realignment activities and (b) employee severance and other payments attributable to acquisition, disposition or corporate realignment activities.

(5) Consists of the following pro forma adjustments associated with the divested Cracked business and certain other divested non-strategic properties (amounts in thousands): (i) for the three months ended December 31, 2016, net loss of $1;  (ii) for the three months ended December 31, 2015, (a) net income of $620; (b) stock-based compensation of $125; and (c) depreciation and amortization of $67; (iii) for the year ended December 31, 2016, (a) net loss of $1,971; (b) stock-based compensation of $917;and (c) depreciation and amortization of $80;  and (iv) for the year ended December 31, 2015, (a) net income of $4,327;  (b) stock-based compensation of $489; and (c) depreciation and amortization of $382.